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                                   EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for the each of the years in the five-year period ended December 31, 1997 is presented below. Ratio of Earnings to Fixed Charges means the ratio of pretax income from continuing operations (with certain adjustments described below) to the total of: (i) interest and
(ii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.


                                                                            YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------------------------------
                                             1993                 1994               1995               1996              1997
                                             ----                 ----               ----               ----              ----
EARNING BEFORE FIXED CHARGES:
  Net Loss                                ($11,502,923)        ($8,805,280)       ($6,061,758)       ($1,894,244)     ($1,840,210)
  Add: Interest Expense                      8,225,311           8,492,134          9,717,511          8,878,285        9,646,679
     Interest factor in rental
       expense                                 205,642             201,224            223,099            233,243          243,890
                                         -----------------------------------------------------------------------------------------

Earning Before Fixed Charges               ($3,071,970)          ($111,922)        $3,878,852         $7,217,284       $8,050,359
                                         =========================================================================================

FIXED CHARGES:
  Interest Expense                          $8,225,311          $8,492,134         $9,717,511         $8,878,285       $9,646,679
  Interest factor in rental expense            205,642             201,224            223,099            233,243          243,890
                                         -----------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                         $8,430,953          $8,693,358         $9,940,610         $9,111,528       $9,890,569
                                         =========================================================================================

RATION OF EARNINGS TO FIXED CHARGES                  -                   -                  -                  -                -

DEFICIENCY IN EARNINGS AVAILABLE TO
  COVER FIXED CHARGES                      $11,502,923          $8,805,280         $6,061,758         $1,894,244       $1,840,210
                                         =========================================================================================
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